Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176547

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated December 5, 2011)

AMERICAN APPAREL, INC.
24,182,669 Shares of Common Stock

This Prospectus Supplement No. 2 (“Prospectus Supplement No. 2”) supplements the Prospectus dated December 5, 2011 (as supplemented by Prospectus Supplement No. 1, filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2012,  the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-176547).  This Prospectus Supplement No. 2 is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K (the “Current Report”), filed with the SEC on February 21, 2012.  Accordingly, we have attached the Current Report to this Prospectus Supplement No. 2.

The Prospectus and this Prospectus Supplement No. 2 relate to the possible resale of up to 24,182,669 shares of our common stock by the selling stockholders listed on page 10 of the Prospectus, including their transferees, pledges or donees or their respective successors, that were issued pursuant to that certain Investment and Purchase Agreement, dated as of April 21, 2011, by and among us and the signatories thereto.  We will not receive any proceeds from the resale of such shares of our common stock.

You should read this Prospectus Supplement No. 2 in connection with the Prospectus and the related Registration Statement.  If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 2, you should rely on the information in this Prospectus Supplement No. 2.

Our common stock is traded on the NYSE Amex under the trading symbol “APP.”  On February 17, 2012, the last reported sale price of our common stock was $0.71 per share.

Investing in our common stock involves a high degree of risk.  You should review carefully the risks and uncertainties described under the caption, “Risk Factors,” beginning on page 2 of the Prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2010, in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, for the quarter ended June 30, 2011, for the quarter ended September 30, 2011, and in any other reports that we file with the SEC, along with the other information included or incorporated by reference in the Prospectus,  this Prospectus Supplement No. 2 or in such reports, before you decide to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 2 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is February 21, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________________________________

FORM 8-K

____________________________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2012

____________________________________________________
American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)

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Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

____________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2012, effective immediately, the Board of Directors (the “Board”) of American Apparel, Inc. (the “Company”) elected Alberto Chehebar as a Class B director and as a member of the Nominating and Corporate Governance Committee of the Board.

The Board has determined that there are no matters or relationships that it reasonably believes could be considered to interfere with Mr. Chehebar’s exercise of independent judgment in carrying out the responsibilities of a director of the Company, and that Mr. Chehebar meets the definition of “independent director,” as defined in Section 803A of the NYSE Amex Company Guide.

Mr. Chehebar is a founder of Stilotex S.A., a Colombia-based wholesale distributor of textiles, toys, home appliances, baby clothing and baby products, where he has served as a director since 1992.  Additionally, since 2006, Mr. Chehebar has served as a partner and a director of Pepe Ganga, a Colombia-based a retail chain that sells toys, clothing, and household, beauty, entertainment and sports products, among others.  Mr. Chehebar has also served as a partner and a director of Blu Logistics, a Colombia-based shipping and logistics company, since 2008.  Mr. Chehebar is a graduate of Manhattanville College, where he received a Bachelor of Arts with a concentration in Sociology.

There were no arrangements or understandings between Mr. Chehebar and any other person pursuant to which Mr. Chehebar was elected to serve as a director, and there are and have been no transactions, either since the beginning of the Company’s last fiscal year or currently proposed, involving Mr. Chehebar that are required to be disclosed under Item 404(a) of Regulation S-K.

As a director, Mr. Chehebar will be eligible to receive compensation in the same manner as the Company’s other directors, as outlined generally in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 20, 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: February 21, 2012	By:	/s/ Glenn A. Weinman
		Name:	Glenn A. Weinman
		Title:	Senior Vice President, General Counsel and Secretary